BancFirst Corporation Announces Agreement to Acquire OK Bancorporation, Inc.

The Okemah National Bank to join the BancFirst network of Oklahoma banks

OKLAHOMA CITY, Sept. 30 /PRNewswire-FirstCall/ -- BancFirst Corporation (Nasdaq: BANF) today announced that it has entered into an agreement to acquire OK Bancorporation, Inc., and its subsidiary bank, The Okemah National Bank.  The Okemah National Bank has approximately $74 million in total assets, $32 million in loans, $59 million in deposits, and $13 million in equity capital. The transaction is scheduled to be completed by December 15, 2010, and is subject to regulatory approval. The bank will operate under its present name until it is merged into BancFirst, which is expected to be during October, 2011.

BancFirst Corporation president and CEO David E. Rainbolt stated, "Okemah National is one of the strongest community banks in the state.  Lloyd Pickering, the current president, has done a great job there and will continue to run the bank. His leadership ensures customers will continue to deal with familiar people and preserves the same level of local commitment to Okemah."

Pat Martin, chairman of OK Bancorporation, Inc., stated, "The continuity of our high quality customer service, a great portfolio of products and a commitment to the community is extremely important to us and those items make BancFirst a great fit. We are proud to be able to carry forward our long-standing record of strength, stability and high performance – and a strong commitment to the future of Okemah – as we move progressively forward."

About BancFirst

BancFirst Corporation (the Company) is an Oklahoma based financial services holding company.  The Company's principal subsidiary bank, BancFirst, is Oklahoma's largest state-chartered bank with 85 banking locations serving 47 communities across Oklahoma. More information can be found at bancfirst.com.

The Company may make forward-looking statements within the meaning of Section 27A of the securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 with respect to earnings, credit quality, corporate objectives, interest rates and other financial and business matters.  Forward-looking statements include estimates and give management's current expectations or forecasts of future events.  The Company cautions readers that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, including economic conditions, the performance of financial markets and interest rates; legislative and regulatory actions and reforms; competition; as well as other factors, all of which change over time.  Actual results may differ materially from forward-looking statements.

CONTACT:  David Rainbolt, chief executive officer of BancFirst, +1-405-270-1002